EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Bigfoot Project Investments, Inc.

As independent registered public accountants, we hereby consent to the use of our audit report dated August 29, 2014, with respect to the financial statements of  Bigfoot Project Investments, Inc. in its registration statement Form S-1/A relating to the registration of 237,490,000 shares of common stock. We also consent to the reference of our firm under the caption “interest of named experts and counsel” in the registration statement.

/s/ KLJ & Associates, LLP

St. Louis Park, Minnesota

August 29, 2014

1660 Highway 100 South

Suite 500

St. Louis  Park, MN  55416

630.277.2330